Independent Auditors’ Consent

The Board of Directors
BankAtlantic Bancorp, Inc.:

We consent to the use of our report dated February 3, 2003, with respect to the consolidated statement of financial condition of BankAtlantic Bancorp, Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the headings “Experts”, “Summary Financial Data” and “Selected Financial Data” in the prospectus. Our report refers to a change in the method of accounting for goodwill and intangible assets in 2002 and for derivative instruments and hedging activities in 2001.

KPMG LLP

Fort Lauderdale, Florida
March 1, 2004